AUDIOVOX CORPORATION
Computation of Income (Loss) Per Common Share
Years Ended November 30, 1993, 1994 and 1995
(In thousands, except per share data)

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                                                                 1993       1994      1995

Primary earnings:
 Income (loss) before extraordinary item and cumulative
  effect of a change in an accounting principle                  $10,051 $ 26,206   $(9,256)
 Extraordinary item                                                2,173        -         -
 Cumulative effect of change in accounting principle                   -     (178)        -

 Net income (loss)                                               $12,224  $26,028   $(9,256)
 Shares
  Weighted average number of common shares
   outstanding                                                     9,009    9,037     9,039
  Additional shares assuming conversion of:
   Stock options, performance share awards, and
     warrants                                                         38       69         -
  Weighted average common shares outstanding, as
   adjusted                                                        9,047    9,106     9,039

 Primary earnings per common share:
  Before extraordinary item and cumulative effect                $  1.11  $  2.88   $ (1.02)
  Extraordinary item                                             $  0.24        -         -
  Cumulative effect                                                    -  $ (0.02)        -
   Net income (loss)                                             $  1.35  $  2.86   $ (1.02)

Fully diluted earnings:
 Income (loss) before extraordinary item and cumulative
  effect of a change in an accounting principle                  $10,051  $26,206   $(9,256)
 Net interest expense related to convertible debt                    354    2,074         -

 Income before extraordinary item and cumulative
  effect of a change in an accounting principle                   10,405   28,280         -
 Extraordinary item                                                2,173        -         -
 Cumulative effect of change in accounting principle                  -     (178)          -

 Net income (loss) applicable to common stock                   $12,578  $28,102   $(9,256)

 Shares
  Weighted average number of common shares
   outstanding                                                    9,009    9,037     9,039
  Additional shares assuming conversion of:
   Stock options, performance share awards, and
     warrants                                                        46       88         -
   Convertible debentures                                         1,023    3,644         -

  Weighted average common shares outstanding, as
   adjusted                                                      10,078   12,769     9,039

 Fully diluted earnings per common share:
  Before extraordinary item and cumulative effect               $  1.03  $   2.21  $ (1.02)
  Extraordinary item                                            $  0.22        -         -
  Cumulative effect                                                   -  $ (0.01)        -

   Net income (loss)                                            $  1.25  $  2.20   $ (1.02)

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